Exhibit 10.1
October 27, 2023

Johanna W. (Hanneke) Faber

Dear Hanneke,

On behalf of Logitech International S.A. (“Logitech International” or “Company”), we are pleased to offer you employment with Logitech International as Chief Executive Officer (“You” or “Executive”), reporting directly to the Board of Directors of Logitech International (“Board of Directors”). Your employment will be with Logitech Europe S.A., and you will work at the Company offices in EPFL - Quartier de l'Innovation, Daniel Borel Innovation Center in Lausanne, Switzerland.

Your base salary will be the CHF equivalent of an annualized amount of $1,350,000 USD through the utilization of Logitech International Finance Department’s exchange rates, which conversion will occur a single time on your hire date. You will also be eligible to participate in Logitech International’s Leadership Team Bonus Plan, targeted at 125% of your base salary for a potential annual targeted total cash compensation of CHF equivalent of $3,037,500 USD. The Leadership Team Bonus Plan potential payouts currently range from 0 - 200% of the targeted amount. All compensation paid to you in your capacity as the Company's CEO, an executive officer or member of the Group Management Team shall be subject to social security and tax deductions as required under applicable laws. You will also be eligible to participate in Logitech’s annual equity program. Grants in this annual equity program are subject to market conditions, Company performance and Compensation Committee of Logitech International’s Board of Directors (“Compensation Committee”) approval and granted in the form of Performance Share Units (“PSUs”). The annual equity grants for a three-year performance period are approved in the March Board meeting and granted on April 15 each year. Company will propose a PSU grant of $5,337,500 subject to the terms and conditions of the applicable plan, including vesting requirements, in particular vesting following a three-year performance period, as approved by the Compensation Committee. The potential payouts for the Performance Share Units grant currently range from 0 - 200% of the targeted amount. You will be subject to Logitech's stock ownership guidelines which currently mandate that you must fully own Logitech shares with a market value equal to a multiple of five times your annual base salary. You will have 5 years to meet ownership requirements.

The Company shall also pay to the Executive a “Share Buy Out” bonus of CHF 2,379,845 awarded in cash to be paid in the February 2024 payroll. In addition, you will be awarded restricted stock units (“RSUs”) totaling $2,951,753. In the event the Executive is terminated “For Cause” or resigns within 12 months of the February 2024 pay out date (Resignation is defined as the date Executive provides notice of her resignation to the Company), the Executive will be required to repay the cash portion of the “Share Buy Out” paid within the 12-month period. The RSUs will be granted as follows, subject to the approval of Logitech International’s Compensation Committee: $1,655,636 will vest on February 15, 2025, and $1,296,117 will vest on February 15, 2026.

Logitech Europe SA EPFL- Quartier de l'Innovation Daniel Borel Innovation Center 1015 Lausanne Switzerland T: +41(0)21 863 51 11	Page 1 of 5

Logitech offers a comprehensive benefits package, including but not limited to medical (specifically, Company will provide Cigna coverage worldwide including dental and vision insurance plans for Executive and Executive’s family including children up to the age of 25 while you are employed by the Company and living in Switzerland) (effective on your date of hire), an Employee Share Purchase Plan, life insurance, short and long-term disability insurance, as well as vacation and sick leave and paid holidays. As a senior leader of the Company, you will also be eligible to participate in Logitech’s Management Deferred Compensation Plan once you have relocated to, and are employed by Logitech, Inc. in the United States.

Company will provide Executive with Relocation Assistance from the Netherlands to Switzerland and from Switzerland to the United States specifically to the San Francisco Bay Area, including but not limited to, transportation, temporary housing, destination services, household goods packing, shipping, and unpacking, as outlined in Logitech’s International Relocation Policy. Company will also provide immigration assistance and support. Company will also provide Executive a monthly Relocation Allowance for up to 12 months in Switzerland and up to 24 months in the United States. The monthly Relocation Allowance will be the equivalent of $25,000, which will be provided net, i.e., less applicable taxes. The total potential Relocation Allowance will be the equivalent of $900,000.

For your information, the Company’s compensation plans and programs are reviewed each year and may be subject to change. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees, including its executive officers, at any time. Any adjustment to your base salary or your target incentive bonus and other compensation shall be in the sole discretion of the Board of Directors or the Compensation Committee. In addition, you will be subject to Logitech’s Executive Clawback Policy, which will become effective on October 1, 2023, a copy of which is enclosed.

While it is our sincere hope and belief that our working relationship will be mutually beneficial, however, either the Company or you can terminate the employment relationship at any time, with or without cause. However, the Executive agrees to provide the Company with one (1) year of notice prior to the effective date of any termination of employment (the “Executive Notice Period”), however, the Company can agree to reduce the Executive’s Notice Period to less than one (1) year, which decision will be at the Company’s sole discretion. Except in cases where the Company terminates Executive’s employment for “Cause” (as defined below), the Company agrees to provide Executive with one (1) year of notice prior to the effective date of any termination of employment (“Company Notice Period”) (the Executive Notice Period or the Company Notice Period, as applicable, is referred to in this Agreement as the “Notice Period”). Notice of termination by either party shall be provided in writing. Executive shall remain a full-time employee of the Company during the Notice Period and shall not accept employment with any other entity during the Notice Period. Subject to specific terms contemplated in equity award agreements or equity or bonus plans, during the Notice Period, Executive shall continue to receive her base salary at the rate in effect as of the date either party has provided the other party with a notice of termination of employment (the “Date of Notice”), and Executive shall remain eligible for (i) all employee benefits in accordance with the provisions of the plans under which the benefits are provided, (ii) the payment of bonuses to the extent they become payable during the Notice Period, with the bonus amount determined at the discretion of the Board of Directors or the Compensation Committee acting in good faith based on the Executive’s target bonus (currently calculated as a percentage of base salary) in effect as of the Date of Notice and on the attainment level of the performance goals and metrics (corporate, business group and individual, as applicable) established by the Board of Directors or Compensation Committee for Executive within the applicable fiscal year bonus program and in accordance with the applicable bonus plans, and payable at the time all other members of the Group Management Team are paid their bonuses; and (iii) continued vesting of awards to acquire, or that are denominated in, shares of Logitech (“Equity Awards”) that were outstanding as of the Date of Notice. Executive shall be entitled to the acceleration of vesting of Equity Awards that were outstanding as of the Date of Notice in connection with a change of control of the Parent, to the extent set forth in any agreement evidencing the Equity Awards and only to the extent permitted under the Laws of Switzerland and California. Executive shall not be entitled to any new Equity Awards, bonuses, promotions, or salary increases during the Notice Period. As of the Date of Notice and at any time during the Notice Period, the Company may at its absolute discretion decide to release Executive from her duty to perform any services in favor of the Company during the Notice Period.

Logitech Europe SA EPFL- Quartier de l'Innovation Daniel Borel Innovation Center 1015 Lausanne Switzerland T: +41(0)21 863 51 11	Page 2 of 5

The Company may terminate Executive’s employment at any time without notice for Cause, including during any Notice Period, as determined in the Company’s sole discretion and in good faith. Where the Company terminates Executive for Cause, the termination of employment shall occur with immediate effect. Upon the effective date of Executive’s termination for Cause, Executive shall only be entitled to base salary, any accrued and unused vacation benefits, and any other compensation, earned through the date of termination.

For purposes of this employment agreement, “Cause” means Executive’s: (i) willful dishonesty or fraud with respect to the business affairs of the Company; (ii) intentional falsification of any employment or Company records; (iii) misappropriation of or intentional damage to the business or property of the Company, including (but not limited to) the improper use or disclosure of the confidential or proprietary information of the Company (excluding misappropriation or damage that results in a loss of little or no consequence to the business or property of the Company); (iv) conviction (including any plea of guilty or nolo contendere) of a felony that, in the judgment of the Board of Directors (excluding Executive), materially impairs Executive's ability to perform her duties for the Company or adversely affects the Company’s standing in the community or reputation; (v) willful misconduct that is injurious to the reputation or business of the Company; or (vi) refusal or willful failure to perform any assigned duties reasonably expected of a person in her position (excluding during any statutory leaves of absence as permitted by law, and with reasonable accommodations for any disability required by law). Executive shall be given written notice by the Company of its intention to terminate Executive for Cause, which notice (a) shall state with particularity the grounds on which the proposed termination for Cause is based and (b) shall be given no later than five (5) days after the investigation and substantiation of the occurrence of the event giving rise to such grounds. The termination shall be effective upon Executive's receipt of such notice; provided, however, that with respect to subsection (vi) of this Section, Executive shall have thirty (30) days after receiving such notice in which to cure any refusal or willful failure to perform (to the extent such cure is possible). If Executive fails to cure such failure to perform within such thirty-day (30-day) period, Executive’s employment with the Company shall thereupon be terminated for Cause.

Logitech Europe SA EPFL- Quartier de l'Innovation Daniel Borel Innovation Center 1015 Lausanne Switzerland T: +41(0)21 863 51 11	Page 3 of 5

For a period of one year after Termination (the "Non-Compete Period"), you undertake and agree to refrain from directly or indirectly engaging in a capacity as owner, major shareholder, partner, board member, officer or employee in any multinational company that has a material portion of its business in peripheral products for digital platforms, including but not limited to peripheral products in the areas of music, gaming, video collaboration and connected home as well as computing products such as pointing devices, keyboards, tablet accessories and webcams (a "Competing Business") within the territories of Switzerland and the European Union. Since you will obtain and are likely to obtain in the course of your employment agreement the knowledge, confidence and influence over employees of the Company and any company belonging to the Logitech group (“Logitech Companies”), and in recognition that the Logitech Companies have an interest in preserving their relationship with such employees, the Executive hereby agrees that she will not during a period of twelve (12) months immediately following the last day of employment relationship, directly or indirectly, approach any Logitech Companies employee with the purpose of enticing such employee away from the employment of the Logitech Companies.

Any dispute arising regarding the interpretation or application of the present contract shall be submitted to the Court of Lausanne. The present contract shall be governed and construed in accordance with the laws of Switzerland.

Please be aware that your acceptance of employment with the Company requires your signature on our “Employee Agreement Regarding Proprietary Information and Inventions,” a copy of which is enclosed.

This offer is valid through the end of the day, October 29, 2023 and conditional upon a start date of December 1, 2023. After your relocation to the United States, the terms and conditions will be the subject of a new employment contract to be concluded with you and Logitech Inc., which will require the necessary visas and work permits under United States law. The substantive provisions of this agreement will remain the same, however the U.S. employment contract will include changes required under U.S., specifically California law and changes to U.S.-provided medical, dental and vision benefits for you and your family and your eligibility for Logitech’s Management Deferred Compensation Plan.

We encourage you to discuss this offer with your own lawyer.

Hanneke, the single most important factor of our success is our people, and we look forward to having you on, and leading the team. If you have any questions or need clarification on any information contained in this letter, please do not hesitate to contact us. Please sign and return all pages of this employment agreement to Kirsty Russell, Head of People & Culture.

Sincerely yours,

/s/ Wendy Becker

Wendy Becker
Chairperson

Logitech Europe SA EPFL- Quartier de l'Innovation Daniel Borel Innovation Center 1015 Lausanne Switzerland T: +41(0)21 863 51 11	Page 4 of 5

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I accept the position of Chief Executive Officer and will begin work on December 1, 2023. I further acknowledge that the terms and conditions specified in this employment agreement are the only commitments the Company is making relative to my employment and that all other promises, either verbal or written, are null and void.

/s/ Hanneke Faber	October 29, 2023

Hanneke Faber	Date

Logitech Europe SA EPFL- Quartier de l'Innovation Daniel Borel Innovation Center 1015 Lausanne Switzerland T: +41(0)21 863 51 11	Page 5 of 5